Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

Berkshire Hills Bancorp, Inc. and Commerce Bancshares Corp.

The following unaudited pro forma combined condensed consolidated financial information and explanatory notes show the pro forma impact on the historical financial position and results of operation of Berkshire Hills Bancorp, Inc. (the “Company” or ”Berkshire”) resulting from the acquisition of Commerce Bancshares Corp. (“Commerce”), the parent company of Commerce Bank & Trust Company (“Commerce Bank”).

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting. Berkshire completed the acquisition of Commerce on October 13, 2017. The pro forma financial information includes stock that was issued in conjunction with this acquisition.

The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire and Commerce as of June 30, 2017. As of the merger date, this was the most recent financial information on Berkshire which had been filed with the SEC. Commerce, a non-public company, did not subsequently or historically file financial information with the SEC. The unaudited pro forma combined condensed consolidated statements of operations combine the historical financial information of Berkshire and Commerce and give effect to the merger as if they had been completed as of January 1, 2016. Certain reclassifications have been made to historical financial information in order to conform to this combined condensed presentation.

As established by the merger agreement, each of the 6.328 million outstanding shares of Commerce common stock was converted into the right to receive 0.93 shares of the Company's common stock, plus cash in lieu of fractional shares. Certain Commerce common stock was instead converted into the right to receive 0.465 shares of new Series B preferred stock (non-voting) issued by the Company, pursuant to limited circumstances established by the merger agreement. Each preferred share is convertible into two shares of the Company's common stock under specified conditions. As of close of business on October 13, 2017, the Company issued 4.842 million common shares and 522 thousand preferred shares as merger consideration, pursuant to the merger agreement. The value of this consideration was measured at $188.6 million for the common stock and $40.7 million for the preferred stock based on the $38.95 closing price of the Company’s common stock on the issuance date.

The unaudited pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of Commerce at their respective fair values and represents pro forma estimates by Berkshire based in most cases on estimates prior to the acquisition date and based on balances and interest rate conditions prior to the acquisition date. The final allocation of the Commerce purchase price will be determined after completion of thorough analyses to determine the value of the tangible and identifiable intangible assets and liabilities as of the completion date of the business combination.  Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Berkshire’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Changes to Commerce’s stockholders’ equity, including results of operations from June 30, 2017 through the date the merger was completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Berkshire anticipates that the merger with Commerce will provide the combined company with financial benefits that include reduced recurring operating expenses. Berkshire expects to realize cost savings approximating 20% of the anticipated recurring non-interest expense of Commerce. These cost savings are not included in these unaudited pro forma statements and there can be no assurance that expected cost savings will be realized. The merger has resulted in a combined company with over $10 billion in assets. The expected impact of the increased regulatory burden and the offset of the cost savings and revenue impact are not included in these unaudited pro forma statements. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Berkshire and Commerce.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Berkshire common stock or the actual or future results of operations of Berkshire for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition As of

June 30, 2017

(In thousands, except per share data)	Berkshire	Commerce	Fair Value Adjustments		Other Merger Adjustments		Berkshire/ Commerce
Assets
Cash and due from banks	$78,407	$18,324	$—		$—		$96,731
Short-term investments	23,426	315,755	—		(38,000	)(1)	301,181
Total cash and short-term investments	101,833	334,079	—		(38,000)		397,912
Total securities	1,772,696	118,377	(2,219	)(2)	25,925	(2)	1,914,779
Loans held for sale, at fair value	146,482	—	—		—		146,482
Total loans	6,864,482	1,428,995	(101,118	)(3)	(47,000	)(3)	8,145,359
Less: Allowance for loan losses	(47,359)	(16,242)	16,242	(3)	—		(47,359)
Net loans	6,817,123	1,412,753	(84,876)		(47,000)		8,098,000
Goodwill	403,106	11,120	101,189	(4)	—		515,415
Other identifiable intangible assets	17,874	170	22,230	(5)	—		40,274
Deferred tax assets, net	40,948	11,073	24,264	(6)	(3,040	)(6)	73,245
Other assets	327,209	50,996	5,147	(7)	4,800	(7)	388,152
Total assets	$9,627,271	$1,938,568	$65,735		$(57,315)		$11,574,259
Liabilities and Shareholders’ equity
Total deposits	$6,714,854	$1,718,028	$1,180	(8)	$—		$8,434,062
Total borrowings	1,472,224	39,936	—		(21,075	)(9)	1,491,085
Other liabilities	171,999	15,292	635	(10)	(12,680	)(10)	175,246
Total liabilities	8,359,077	1,773,256	1,815		(33,755)		10,100,393
Common shareholders’ equity	1,268,194	165,312	23,287	(11)	(23,560	)(11)	1,433,233
Preferred shareholders’ equity	—	—	40,633	(11)	—		40,633
Total shareholders’ equity	1,268,194	165,312	63,920		(23,560)		1,473,866
Total liabilities and shareholders’ equity	$9,627,271	$1,938,568	$65,735		$(57,315)		$11,574,259
Item: Outstanding common shares	40,428	6,328	(1,486	)(11)	—		45,270
Item: Outstanding preferred shares	—	—	522	(11)	—		522

The accompanying notes are an integral part of these combined condensed consolidated financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Fiscal Year Ended December 31, 2016

(In thousands, except share data)	Berkshire	Commerce	Fair Value Adjustments		Other Merger Adjustments		Berkshire/ Commerce
Interest and dividend income
Loans	$242,600	$59,757	$5,200	(12)	$—		$307,557
Securities and other	37,839	3,574	—		—		41,413
Total interest and dividend income	280,439	63,331	5,200		—		348,970
Interest expense
Deposits	30,883	8,004	(1,180	)(13)	—		37,707
Borrowings	17,289	1,625	—		(1,530	)(14)	17,384
Total interest expense	48,172	9,629	(1,180)		(1,530)		55,091
Net interest income	232,267	53,702	6,380		1,530		293,879
Total non-interest income	65,851	11,341	—		—		77,192
Total net revenue	298,118	65,043	6,380		1,530		371,071
Provision for loan losses	17,362	6,068	—		—		23,430
Total non-interest expense	203,302	37,935	2,036	(15)	—		243,273
Income before income taxes	77,454	21,040	4,344		1,530		104,368
Income tax expense	18,784	8,515	1,738	(16)	612	(16)	29,649
Net income	58,670	12,525	2,606		918		74,719
Preferred stock dividends	—	—	(835	)(17)	—		(835)
Earnings applicable to common shareholders	$58,670	$12,525	$1,771		$918		$73,884

Earnings per common share:
Basic	$1.89	$1.98	—		—		$2.06
Diluted	$1.88	$1.98	—		—		$2.02
Weighted average common shares outstanding:
Basic	30,988	6,328	(1,486	)(18)	—		35,830
Diluted	31,167	6,328	(443	)(18)	—		37,052

The accompanying notes are an integral part of these combined condensed consolidated financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2017

(In thousands, except share data)	Berkshire	Commerce	Fair Value Adjustments		Other Merger Adjustments		Berkshire/ Commerce
Interest and dividend income
Loans	$140,926	$31,066	$2,600	(12)	$—		$174,592
Securities and other	24,449	2,630	—		—		27,079
Total interest and dividend income	165,375	33,696	2,600		—		201,671
Interest expense
Deposits	19,069	4,160	—		—		23,229
Borrowings	9,875	781	—		(765	)(14)	9,891
Total interest expense	28,944	4,941	—		(765)		33,120
Net interest income	136,431	28,755	2,600		765		168,551
Total non-interest income	67,555	5,392	—		—		72,947
Total net revenue	203,986	34,147	2,600		765		241,498
Provision for loan losses	9,984	(513)	—		—		9,471
Total non-interest expense	143,849	20,455	(10	)(15)	—		164,294
Income before income taxes	50,153	14,205	2,610		765		67,733
Income tax expense	14,999	6,002	1,044	(16)	306	(16)	22,351
Net income	35,154	8,203	1,566		459		45,382
Preferred stock dividends	—	—	(438	)(17)	—		(438)
Earnings applicable to common shareholders	$35,154	$8,203	$1,128		$459		$44,944

Earnings per common share:
Basic	$0.97	$1.30	—		—		$1.09
Diluted	$0.96	$1.30	—		—		$1.07
Weighted average common shares outstanding:
Basic	36,305	6,328	(1,486	)(18)	—		41,147
Diluted	36,466	6,328	(443	)(18)	—		42,351

The accompanying notes are an integral part of these combined condensed consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

Note A — Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and income of Berkshire resulting from the business combination with Commerce under accounting principles for business combinations. Under these accounting principles, the acquired assets and liabilities are recorded by Berkshire at their respective fair values as of the date the business combination is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire and Commerce as of June 30, 2017 and assumes that the business combination was completed as of June 30, 2017. The unaudited pro forma combined condensed consolidated statements of operations give effect to the business combination as if they had been completed on January 1, 2016. All loans are recorded at fair value, including the elimination of adjustments for estimated credit losses, and no allowance for loan losses is carried over to Berkshire’s statement of financial condition. In addition, certain anticipated nonrecurring costs associated with the business combination and conversion-related expenditures are not reflected in the unaudited pro forma statements of operations. While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated statements of operations, we assumed no adjustments to the historical amount of Commerce’s provision for loan losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amount of Commerce’s provision for loan losses presented.

Note B — Accounting Policies and Financial Statement Classifications

The accounting policies of Commerce are in the process of being reviewed in detail by Berkshire. On completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C — Merger and Acquisition Integration Costs

The specific details of the plan to integrate the operations of Berkshire with those of Commerce will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where there may be potential advantage in eliminating redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. Berkshire expects to incur merger related costs including professional fees, legal fees, system conversion costs, and costs related to communications with customers and others. Commerce also expects to incur merger related costs. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and timing of these integration actions. Transaction costs represent direct, incremental costs of the acquisition. Estimated transaction costs expected to be incurred in closing the transaction are accrued in the unaudited pro forma balance sheet, but are not reflected in the unaudited pro forma income statement. See further discussion of the Company’s consideration of transactional costs in Note E sections 11 and 15.

Note D — Estimated Annual Cost Savings

Berkshire expects to realize annualized cost savings of approximately $8 million (20%) of Commerce’s expected recurring non-interest expense following the merger. These anticipated cost savings are integral to Berkshire’s strategy in entering into the business combination. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E — Unaudited Pro Forma Merger and Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change. Except where otherwise noted, all adjustments for Commerce in these unaudited pro forma financial statements are based on due diligence analysis performed by Berkshire based on information available prior to the announcement of the transaction. Actual adjustments will be based on completion of analyses based on facts and conditions as of the October 13, 2017 merger date. These adjustments will be included in Berkshire’s consolidated financial information for the fiscal year ending December 31, 2017.

1)	Other merger adjustments affecting short-term investments include Commerce paying $12.7 million to terminate and pay-out phantom stock before the acquisition date, as required by the merger agreement. In 2003, Commerce granted 1,500 shares of phantom stock to one director as compensation for work performed on the acquisition of the mortgage company. In 2011, Commerce adopted the 2011 Long Term Incentive Plan under which phantom stock appreciation rights may be granted to directors and employees of the Bank. There are approximately 700 thousand awards outstanding.

Additionally, there was an estimated $25.3 million in merger related costs. Merger related costs include $8.5 million in employee related matters, $6.4 million in data conversion and technology costs, $5.9 million for investment bankers, audit and legal costs, $3.9 million in various retail and facilities related costs, and $0.3 million in marketing expenses.

2)	The fair value adjustment represents the write down of the book value of securities to their estimated fair value based on estimates at the date of acquisition.

Other merger adjustments include $47.0 million for a balance sheet reclassification on investments in bank holding companies from loans to securities based on review of the characteristics of the financial instrument. This is offset by a reduction of $21.1 million which represents the disposals of securities for repayment by Commerce of its subordinated debt before the time of the merger. This is a requirement of the merger agreement and is not a fair value adjustment.

3)	These amounts represent the estimated fair value adjustment to Commerce’s loan portfolio, which includes an estimate of credit losses. Accordingly, allowances for loan losses and deferred accounts prior to the acquisition date cannot be carried-over, which was $16.2 million and $4.9 million, respectively, as of June 30, 2017. The adjustment to the Commerce loan portfolio includes an estimated $83.0 million for non-accretable credit discount, of which $61.3 million is tied to Commerce Medallion Loans, and $23.0 million in net accretable discount based on the interest rate and credit characteristics of the acquired loans.

A balance sheet reclassification of $47.0 million reduced the loan balance and increased securities based on review of the characteristics of investments in bank holding companies.

4)	Represents adjustments to goodwill resulting from recording the assets and liabilities at fair value. These adjustments are preliminary and are subject to change. When final adjustments are completed, the amounts may be materially different than those presented here. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill and is summarized in Note E-11.

5)	Represents the recognition of the core deposit intangible asset at fair value offset by the elimination of $170 thousand of intangibles previously recorded by Commerce. The core deposit intangible asset is estimated to be $22.4 million calculated on the $1.5 billion balance of core deposits.

6)	This amount primarily consists of $24.3 million in adjustments in the net deferred tax assets resulting from the fair value adjustments related to the acquired assets and liabilities and identifiable intangible. The actual tax asset adjustments will be determined upon final analysis. This is offset by a decrease of $3.0 million in other merger adjustments, which is from Commerce’s termination and phase out of their phantom stock.

7)	Fair value adjustments represent adjustments to premises and equipment of $5.5 million and $0.7 million in other assets including lease market intangible offset by a reduction in OREO of $1.0 million.

Other merger adjustments represents $4.8 million in capitalized merger related costs, including $2.8 million of various retail and facilities related costs and $1.9 million in branch hardware and software.

8)	Represents the estimated fair value adjustment to certificate of deposit liabilities.

9)	Represents repayment by Commerce of their subordinated debt before the time of the merger. This is a requirement of the merger agreement and is not a fair value adjustment.

10)	Fair value adjustment of $0.6 million is for various other liabilities and other merger adjustments of $12.7 million relates to Commerce’s termination and pay-out of phantom stock prior to closing the merger, as required by the merger agreement.

11)	While the merger conversion is based on a fixed exchange ratio of 0.93 Berkshire common shares for each Commerce common share, the merger agreement sets forth a mechanism where some stock consideration was issued to certain Commerce shareholders as preferred stock (non-voting) rather than as common stock. This mechanism is based on the total number of Berkshire shares outstanding as of the date of the merger completion, together with the total number of Commerce and Berkshire shares held by the Acting in Concert Group as defined in the merger agreement. The common and preferred shares issued as merger consideration in the pro forma financial statements are based on the stock consideration issued as of the merger date of October 13, 2017.

A summary of the net impact of adjustments to shareholders’ equity and goodwill is as follows (dollars and shares in thousands):

Equity and Goodwill Adjustment Detail:

Equity adjustment
Fair value of Berkshire common and preferred shares issued	$229,232 (a)
Elimination of Commerce’s shareholders’ equity	(165,312)
After tax transaction costs against short-term investments	(20,500)
Phantom stock settlement by Commerce using short-term investments	(3,060)
Total shareholders’ equity adjustment	$40,360

Goodwill adjustment
Fair value of Berkshire common and preferred shares issued	$229,232 (a)

Carrying value of Commerce net assets at June 30, 2017	$165,312
Fair value adjustments (debit/(credit))
Investment securities	(2,219)
Total loans	(101,118)
Allowance for loan losses	16,242
Goodwill	(11,120)
Other intangible assets	22,230
Certificates of deposits	(1,180)
Deferred tax assets, net	24,264
Other assets	5,147
Other liabilities	(635)
Total fair value adjustments	(48,389)
Fair value of net assets acquired	$116,923
Excess of consideration paid over fair value of net assets acquired (goodwill)	$112,309

(a) Berkshire common and preferred stock issued for Commerce is calculated as follows:

Issued and outstanding Commerce shares as of October 13, 2017 exchanged for Berkshire consideration	6,328
Multiplied by exchange ratio	0.93
Berkshire common shares to be issued	5,885
Voting stock consideration limit shares (522 preferred shares issued)	(1,044)
Adjusted Berkshire common shares issued	4,842
Closing price per share of Berkshire common stock on October 13, 2017	$38.95
Fair value of Berkshire common shares issued	$188,599
Voting stock consideration limit shares (522 preferred shares issued)	1,044
Closing price per share of Berkshire common stock on October 13, 2017	$38.95
Fair value of Berkshire preferred shares issued	$40,633

12)	Represents the accretion of fair value adjustments related to loans utilizing the straight line method over the three year estimated life.

13)	Includes the amortization of fair value adjustment of deposits over the estimated useful life of nine months.

14)	Represents the reversal of interest expense related to Commerce’s subordinated debt of $21.1 million that was repaid before the closing utilizing an average interest rate of 7.25%.

15)	Adjustment to non-interest expense for Commerce includes amortization of the identifiable intangible asset using the straight line method over eleven years. Non-interest expenses do not reflect anticipated cost savings, which are estimated at 20% of total non-interest expenses. Non-interest expenses also do not include one-time transaction expenses which were expensed by Berkshire against income and which are accounted for as balance sheet adjustments to cash and equity in these unaudited pro forma financial statements.

Offset by $1.0 million in direct acquisition expenses incurred by the Company through June 30, 2017 and reversed for the purposes of this unaudited pro forma information.

16)	Reflects the tax impact of the pro forma fair value adjustments at an estimated tax rate of 40.0% for 2016 and 2017.

17)	Adjustment reflects the preferred stock dividends that are a result of the preferred shares issued in connection with the Commerce merger.

18)	Adjustment reflects the elimination of Commerce shares outstanding, offset by the shares issued in connection with the Commerce merger. See Note E-11 for additional information about share adjustments.

Note F — Effect of Hypothetical Adjustments on Commerce’s Historical Financial Statements

The unaudited pro forma combined condensed consolidated statement of operations presents the pro forma results assuming the Commerce merger occurred on January 1, 2016. As required by Regulation S-X Article 11, the pro forma statement of operations does not reflect any adjustments to eliminate Commerce’s historical provision for credit losses. Both Commerce’s provision for credit losses for the periods presented relate to loans that Berkshire is required to initially record at fair value. Such fair value adjustments include a component related to the expected credit losses on those loan portfolios. Berkshire believes that these provisions would not have been recorded in Berkshire’s consolidated financial statements for the periods presented had the merger been completed on January 1, 2016.